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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1/29/2021

STEPAN COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-4462

Delaware	36-1823834
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

22 West Frontage Road, Northfield, Illinois 60093

(Address of principal executive offices, including zip code)

(847) 446-7500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each exchange on which registered
Common Stock, $1 par value	SCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On January 29, 2021, Stepan Company and its wholly-owned subsidiaries Stepan Holdings Netherlands B.V. and Stepan UK Limited (collectively, “Stepan”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Arteva Specialties B.V., INV Performance Surfaces, LLC, INVISTA Textiles (U.K.) Limited, INV Management Services, LLC, and INVISTA Equities, LLC (collectively, “INVISTA”), whereby Stepan acquired INVISTA’s aromatic polyester polyol business and certain associated assets.

Pursuant to the Purchase Agreement, in exchange for an aggregate purchase price of $165 million (the “Purchase Price”), Stepan acquired (1) all of the outstanding shares of INVISTA Polyester B.V., which owns INVISTA’s manufacturing facility located in Vlissingen, the Netherlands, (2) INVISTA’s manufacturing facility located in Wilmington, North Carolina and certain related assets, and (3) certain intellectual property, customer and supplier relationships and inventory. The Purchase Price was paid in cash and is subject to customary adjustments based on actual working capital and inventory as of the closing date.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. To further address potential breaches of INVISTA’s representations and warranties beyond the application of the indemnification provisions, Stepan has obtained a representation and warranty insurance policy, which is subject to customary terms, exclusions and retention amounts. In connection with the closing of the acquisition, the parties also entered into a transition services agreement and certain additional transitional sales and supply agreements.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is qualified by reference to the full text of the Purchase Agreement, which Stepan Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. The Purchase Agreement is not intended to provide any other information about Stepan, INVISTA or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties that are the product of negotiations among the parties thereto and the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the respective parties to the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 2.01Completion of Acquisition or Disposition of Assets.

On January 29, 2021, Stepan completed the acquisition of INVISTA’s aromatic polyester polyol business and certain associated assets pursuant to the Purchase Agreement. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.01.

Item 8.01Other Events.

On January 29, 2021, Stepan Company issued a press release announcing the acquisition. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
99.1	Press Release of Stepan Company dated January 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY
Date: January 29, 2021	By:	/s/ David G. Kabbes
David G. Kabbes
Vice President, General Counsel and Secretary